Exhibit 15.1

High Times’ Announces Entry into Revised Purchase Agreement with Harvest

Health and Recreation, Inc.

The World’s Most Recognized Cannabis Brand Intends to Assume Control of select California Cannabis Retail Locations and Harvest will make a Major Investment in Hightimes Equity

LOS ANGELES —June 12, 2020 — Hightimes Holding Corp., the owner of High Times®, the most well-known brand in cannabis, today announces the execution of an amended and restated agreement of its previously announced deal with Harvest Health and Recreation, a vertically integrated cannabis company and multi-state operator (MSO). Under the terms of the updated agreement, Harvest and its affiliates intend to sell a portfolio of equity and assets with respect to 10 operational and planned dispensaries in California for total consideration of $67.5 million including up to $1.5 million in cash, $4.5 million as a one-year promissory note with 10% interest, and $61.5 million in Series A Preferred Stock issued by High Times.

The deal will provide High Times with 8 currently Have A Heart branded planned and operational dispensaries, as well as two other Harvest locations. Hightimes Holdings intends to fully transform the stores to become High Times® destinations.

“We’re extremely excited to plan to close this deal and take over what will be one of many High Times branded dispensaries. This, coupled with our upcoming delivery launch next month, positions our company to thrive even during this tumultuous time,” High Times Executive Chairman Adam Levin said.

The transaction is subject to various closing conditions and contingencies including third party and regulatory approvals. Assets may be excluded from the transaction if required approvals are not obtained resulting in an adjustment to the total consideration.

About High Times:

For more than 45 years, High Times has been the world’s most well-known cannabis brand - championing the lifestyle and educating the masses on the benefits of this natural flower. From humble beginnings as a counterculture lifestyle publication, High Times has evolved into hosting industry-leading events like the Cannabis Cup and the High Times Business Summit, while providing digital TV and social networks, globally distributed merchandise, international licensing deals and providing content for its millions of fans and supporters across the globe. In the world of Cannabis, High Times is the arbiter of quality. For more information on High Times visit http://www.hightimes.com.

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About Harvest:

Headquartered in Tempe, Arizona, Harvest Health & Recreation Inc. is a multi-state cannabis operator (MSO) and vertically-integrated cannabis company. Harvest has one of the largest footprints in the U.S. cannabis space, with rights to operate more than 210 facilities, of which approximately 130 are retail locations, with more than 1,700 employees across 18 states and territories. Since 2011, Harvest has been committed to expanding its Harvest House of Cannabis retail and wholesale presence throughout the U.S. through acquiring, creating and growing leading brands for patients and consumers nationally and continuing on a path of profitable growth. Harvest’s mission is to improve lives through the goodness of cannabis and is focused on its vision to become the most valuable cannabis company in the world. We hope you’ll join us on our journey: https://harvesthoc.com

Forward-looking Statements

This press release contains statements which constitute “forward-looking information” within the meaning of applicable securities laws, including statements regarding the plans, intentions, beliefs and current expectations of Hightimes with respect to future business activities. Forward-looking information is often identified by the words “may,” “would,” “could,” “should,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect” or similar expressions and include information regarding: (i) expectations regarding the size of the U.S. cannabis market, (ii) the ability of the Company to successfully achieve its business objectives, (iii) plans for expansion of Hightimes, and (iv) expectations for other economic, business, and/or competitive factors.

Investors are cautioned that forward-looking information is not based on historical facts but instead reflects Hightimes management’s expectations, estimates or projections concerning future results or events based on the opinions, assumptions and estimates of management considered reasonable at the date the statements are made. Although Hightimes believes that the expectations reflected in such forward-looking information are reasonable, such information involves risks and uncertainties, and undue reliance should not be placed on such information, as unknown or unpredictable factors could have material adverse effects on future results, performance or achievements of the combined Company. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking information are the following: the ability of Hightimes to open additional retail locations and meet its revenue growth and profitability objectives, the ability of Hightimes to integrate recent acquisitions, the ability of Hightimes to obtain and/or maintain licenses or other contractual rights to operate in the jurisdictions in which it operates or in which it expects or plans to operate; changes in general economic, business and political conditions, including changes in the financial markets; and in particular in the ability of Hightimes to raise debt and equity capital in the amounts needed and at the costs that it expects; adverse changes in the public perception of cannabis; decreases in the prevailing prices for cannabis and cannabis products in the markets that Hightimes operates in; adverse changes in applicable laws; or adverse changes in the application or enforcement of current laws, including those related to taxation; and increasing costs of compliance with extensive government regulation. This forward-looking information may be affected by risks and uncertainties in the business of Hightimes and market conditions.

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Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking information prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected. Although Hightimes has attempted to identify important risks, uncertainties and factors which could cause actual results to differ materially, there may be others that cause results not to be as anticipated, estimated or intended. Hightimes does not intend, and does not assume any obligation, to update this forward-looking information except as otherwise required by applicable law.

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